Filed pursuant to Rule 433 Issuer Free Writing Prospectus Registration Statement No. 333-145691 November 6, 2007

NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 www.pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE November 6, 2007	Media Contact: Robert Dobkin 202-872-2680 Investor Contact: Donna Kinzel 302-429-3004
Pepco Holdings to Offer Common Stock in Conjunction with Inclusion in the S&P 500

          Pepco Holdings, Inc. (NYSE: POM) announced today that, as a result of the decision by Standard & Poor's Corporation to include Pepco Holdings in the S&P 500 Index, the company intends to conduct an offering of its common stock. This offering represents an acceleration of an equity financing originally contemplated for 2008.

           JPMorgan will act as sole book running manager for the offering. Pepco Holdings has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Pepco Holdings has filed with the SEC for more complete information about Pepco Holdings and this offering. You may obtain these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Pepco Holdings or JPMorgan will arrange to send you the prospectus if you request it by calling 1-866-430-0686.

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About PHI: Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland, New Jersey and Virginia. Through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric, PHI delivers regulated electricity and natural gas service. PHI provides competitive wholesale generation services through Conectiv Energy and retail energy products and services through Pepco Energy Services.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.